Exhibit 4.1

FAMILY DOLLAR STORES, INC.,

Issuer,

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 28, 2011

$300,000,000 aggregate principal amount of 5.00% Senior Notes Due 2021

TABLE OF CONTENTS

		PAGE
ARTICLE 1

SECTION 1.01.	Definitions	1
SECTION 1.02.	Terms of Notes	6
SECTION 1.03.	Form of Note	12
SECTION 1.04.	Additional Notes	12

ARTICLE 2
ADDITIONAL COVENANTS

SECTION 2.01.	Limitation on Liens	12
SECTION 2.02.	Limitation on Sale and Leaseback Transactions	14

ARTICLE 3
MISCELLANEOUS

SECTION 3.01.	Confirmation of Indenture	15
SECTION 3.02.	Concerning the Trustee	15
SECTION 3.03.	Governing Law	15
SECTION 3.04.	Separability	15
SECTION 3.05.	Counterparts	15

Exhibit A FORM OF NOTE

i

FIRST SUPPLEMENTAL INDENTURE, dated as of January 28, 2011, between FAMILY DOLLAR STORES, INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a New York banking corporation, as Trustee (the “Trustee”)

W I T N E S S E T H:

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of January 28, 2011 (the “Base Indenture” and as supplemented hereby, the “Indenture”), to provide for the issuance by the Company from time to time of senior debt securities evidencing its unsecured indebtedness, to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to a Board Resolution, the Company has authorized the issuance of a series of securities evidencing its senior indebtedness, consisting initially of $300,000,000 aggregate principal amount of 5.00% Senior Notes due 2021 (the “Original Notes” and, together with all the Additional Notes (as defined herein), if any, hereinafter referred to, the “Notes”);

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture;

WHEREAS, the Company desires to establish the terms of the Notes in accordance with Section 2.01 of the Base Indenture and Section 1.02 of this First Supplemental Indenture and to establish the form of the Notes in accordance with Section 2.02 of the Base Indenture and Section 1.03 of this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:

ARTICLE 1

SECTION 1.01. Definitions. For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby. The following capitalized terms used herein shall be defined accordingly:

“Additional Notes” has the meaning as set forth in Section 1.04.

“Business Day” means any calendar day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” has the meaning set forth in Section 1.02(h)(iv).

“Change of Control Offer” has the meaning set forth in Section 1.02(h).

“Change of Control Payment” has the meaning set forth in Section 1.02(h).

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of a comparable maturity to the remaining term of such Notes.

“Change of Control Triggering Event” means, with respect to the Notes, the occurrence of both a Change of Control and a Rating Event with respect to the Notes.

“Comparable Treasury Price” means, with respect to any redemption date (A) the arithmetic average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Consolidated Net Tangible Assets” means the total of all assets appearing on the consolidated balance sheet of the Company and its Subsidiaries, less: (A) current liabilities; (B) intangible assets, including without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet; and (C) appropriate adjustments on account of minority interests of other Persons holding capital stock in any of the Subsidiaries of the Company.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date the Notes were issued, (2) was nominated for election to such board of directors with the approval of a committee of the board of directors consisting of a majority of independent Continuing Directors or (3) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).

“GAAP” means accounting principles generally accepted in the United States.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company after consultation with the Trustee; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Indebtedness” means, with respect to any Person at any time of determination, without duplication, the amount which in conformity with GAAP should then be shown on the balance sheet of such Person as a liability in respect of (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued by such Person, (d) all obligations of such Person for the deferred purchase price of property not constituting a current liability, (e) all Capital Lease Obligations of such Person, (f) net obligations of such Person in respect of interest rate protection agreements, (g) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (h) all guarantees by such Person of Indebtedness of others and (i) all Indebtedness of others secured by any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by the Company.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, but excluding:

(a) any attachment or judgment lien;

(b) liens for taxes, assessments or governmental charges that are not yet due and payable or the payment of which is not at the time required; provided, that payment of a tax, assessment or governmental charge shall be deemed for this purpose not to be required if the amount, applicability or validity thereof is contested by the Company or a subsidiary on a timely basis in good faith and in appropriate proceedings, and such Person has established adequate reserves therefor in accordance with GAAP on the books of such Person or the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Company and its subsidiaries taken as a whole;

(c) (i) liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar liens for sums not yet due and payable), (ii) liens, deposits and pledges to secure the performance of bids, tenders, leases, or trade contracts, (iii) liens to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation) and under liability insurance, (iv) liens to secure surety or appeal bonds or performance bonds, (v) other liens incurred in the ordinary course of business and not in connection with the borrowing of money or (vi) liens securing letters of credit that are issued to secure any of the foregoing obligations described in this clause (c); and

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Subsidiaries, on liens incidental to minor survey exceptions and the like, provided that such liens do not, in the aggregate, materially detract from the value of such property.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means each of Moody’s and S&P and, if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the board of directors of the Company) and which is reasonably acceptable to the Trustee as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means, with respect to Notes, the rating on such Notes is lowered independently by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period commencing on the earlier of the date of the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Redemption Date” has the meaning set forth in Section 1.02(e)(ii).

“Redemption Price” has the meaning set forth in Section 1.02(e)(i).

“Reference Treasury Dealer” means each of (1) Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC and their affiliates and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (2) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such redemption date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to the Company or any Subsidiary of any property or asset (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and a Subsidiary or between Subsidiaries), which property or asset has been or is to be sold or transferred by the Company or such Subsidiary to such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other business entity of which more than 50% of the outstanding voting stock (or equivalent equity interest) is owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, the term “Subsidiary” means a direct or indirect Subsidiary of the Company.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Value” means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction and (2) the sum of all costs of the Company or any Subsidiary incurred in connection with the acquisition of such property and the construction of any improvements thereon, as determined in good faith by the Company or such Subsidiary at the time of entering into such Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

“Voting Stock” means, with respect to any Person as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such person.

SECTION 1.02. Terms of Notes. The following terms relating to the Notes are hereby established:

(a) The Notes shall constitute a series of securities having the title “5.00% Senior Notes due 2021”.

(b) The aggregate principal amount of the Original Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.05, 2.06, 2.07 or 9.04 of the Base Indenture) shall be up to $300,000,000.

(c) The entire outstanding principal of the Notes shall be payable on February 1, 2021 plus any unpaid interest accrued to such date.

(d) The rate at which the Notes shall bear interest shall be 5.00% per annum; the date from which interest shall accrue on the Notes shall be January 28, 2011 or from the most recent Interest Payment Date to which interest has been paid; the Interest Payment Dates for the Notes on which interest will be payable shall be February 1 and August 1 in each year, beginning August 1, 2011; the regular record dates for the interest payable on the Notes on any Interest Payment Date shall be the January 15 and July 15 preceding the applicable Interest

Payment Date; and the basis upon which interest on the Notes shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(e) (i) The Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 30 basis points (the “Redemption Price”), plus, in either case, accrued and unpaid interest to, but not including, the Redemption Date.

(ii) (A) In case the Company shall desire to exercise such right to redeem all or, as the case may be, a portion of the Notes in accordance with Section 1.02(e)(i) above, the Company shall, or shall cause the Trustee to, give notice of such redemption to holders of the Notes to be redeemed by mailing, first class postage prepaid, a notice of such redemption not less than 30 days and not more than 60 days before the date fixed (the “Redemption Date”) for redemption to such holders at their last addresses as they shall appear upon the Security Register. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received the notice. In any case, failure to duly give such notice to the holder of any Note designated for redemption in whole or in part, or any defect in the notice, shall not affect the validity of the proceedings for the redemption of any other Note.

Each such notice of redemption shall specify the date fixed for redemption and the Redemption Price at which the Notes to be redeemed are to be redeemed, and shall state that payment of the Redemption Price of such Notes to be redeemed will be made at the office or agency of the Company in the Borough of Manhattan, the City and State of New York, upon presentation and surrender of such Notes, that interest accrued to the date fixed for redemption will be paid as specified in said notice and, that from and after said date interest will cease to accrue; except that interest shall continue to accrue on any Note or portion thereof with respect to which the Company defaults in the payment of such Redemption Price and accrued interest. If less than all the Notes are to be redeemed, the notice to the holders of the Notes to be redeemed in whole or in part shall specify the particular Notes to be redeemed. In case the Notes are to be redeemed in part only, the notice shall state the portion of the principal amount thereof to be redeemed, and shall state that on and after the redemption date, upon surrender of such security, a new Note in principal amount equal to the unredeemed portion thereof will be issued.

(B) If less than all the Notes are to be redeemed, the Company shall give the Trustee at least 45 days’ notice in advance of the date fixed for redemption as to the aggregate principal amount of Notes to be redeemed, and thereupon the Trustee shall select, by lot or in such other manner as it shall deem appropriate and fair in its discretion and that may provide for the selection of a portion or portions (provided that no Notes of a principal amount of one thousand U.S. dollars ($1,000) or less shall be redeemed in part) of the principal amount of such series of Notes to be redeemed and shall thereafter promptly notify the Company in writing of the numbers of the Notes to be redeemed, in whole or in part.

The Company may, if and whenever it shall so elect, by delivery of instructions signed on its behalf by its President or any Vice President, instruct the Trustee or any paying agent to call all or any part of the Notes for redemption and to give notice of redemption in the manner set forth in this Section, such notice to be in the name of the Company or its own name as the Trustee or such paying agent may deem advisable. In any case in which notice of redemption is to be given by the Trustee or any such paying agent, the Company shall deliver or cause to be delivered to, or permit to remain with, the Trustee or such paying agent, as the case may be, such Security Register, transfer books or other records, or suitable copies or extracts therefrom, sufficient to enable the Trustee or such paying agent to give any notice by mail that may be required under the provisions of this Section.

Subject to Section 2.11 of the Base Indenture, the Company shall not be required (i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of the Notes selected for redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Notes so selected for redemption in whole or in part, except the unredeemed portion of any such Notes being redeemed in part.

If the giving of notice of redemption shall have been completed as above provided, the Notes or portions of the Notes to be redeemed specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable Redemption Price, and interest on such Notes shall cease to accrue on and after the date fixed for redemption, unless the Company shall default in the payment of such Redemption Price and accrued interest.

(f) Prior to 11:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with a paying agent or the Trustee money sufficient to pay the Redemption Price of all Notes to be redeemed on that date other than

Notes or portions of Notes called for redemption which on or prior thereto have been delivered by the Company to the Trustee for cancellation. If such money is then held by the Company in trust and is not required for such purpose it shall be discharged from such trust.

(g) The Treasury Rate shall be calculated on the third Business Day preceding the redemption date. With respect to Section 1.02(e)(i)(2) above, the Trustee shall be entitled to rely upon the calculations of the Independent Investment Banker.

(h) (i) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem those Notes by notifying the holders thereof to that effect as described in Section 1.02(e) above, the Company shall make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to two thousand U.S. dollars ($2,000) or integral multiples of $1,000 in excess thereof) of that holder’s Notes on the terms set forth in this Section 1.02(h). In a Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event with respect to the Notes and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event with respect to the Notes occurs (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

(ii) On each Change of Control Payment Date, the Company shall, subject to applicable law:

(A) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(B) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(C) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall publicly announce the results of the Change of Control Offer on, or as soon as possible after, the date of purchase.

(iii) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions herein, the Company will comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions herein by virtue of any such conflict.

(iv) As used herein:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (other than the Company or one of the Company’s Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially any securities, (A) tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder or (B) if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s

Subsidiaries, taken as a whole, to one or more persons (other than to the Company or one of the Company’s Subsidiaries); provided, however, that none of the circumstances in this clause (2) will be a Change of Control if the persons that beneficially own the Company’s Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction; (3) the Company consolidates with, or merges with or into, any person or any person consolidates with, or merges with or into, the Company, in either case, pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the Company’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; (4) the adoption of a plan relating to the Company’s liquidation or dissolution; or (5) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (i.e., a parent company) and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; provided that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

(i) The Notes shall be issuable in denominations equal to two thousand U.S. dollars ($2,000) or integral multiples of $1,000 in excess thereof.

(j) The Trustee shall also be the security registrar and paying agent for the Notes.

(k) Payments of the principal of and interest on the Notes shall be made in U.S. dollars, and the Notes shall be denominated in U.S. dollars.

(l) The holders of the Notes shall have no special rights in addition to those provided in the Indenture upon the occurrence of any particular events.

(m) The Notes shall not be subordinated to any other debt of the Company, and shall constitute senior unsecured obligations of the Company.

(n) The Notes shall be issued as a Global Security and The Depository Trust Company, New York, New York shall be the initial Depository. The Notes are not convertible into shares of common stock or other securities of the Company.

SECTION 1.03. Form of Note. The form of the Notes is attached hereto as Exhibit A.

SECTION 1.04. Additional Notes. Subject to the terms and conditions contained herein, the Company may issue additional notes (the “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Original Notes, without the consent of the holders of the Original Notes then Outstanding. Any such Additional Notes will be a part of the series having the same terms as the Original Notes. The aggregate principal amount of the Additional Notes, if any, shall be unlimited. The Original Notes and the Additional Notes, if any, of such series shall constitute one series for all purposes under this Indenture, including, without limitation, amendments, waivers and redemptions.

ARTICLE 2

ADDITIONAL COVENANTS

Section 2.01. Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or guarantee any Indebtedness secured by a Lien upon any property or assets (other than deposit accounts, inventory, accounts receivable or the proceeds thereof), without making effective provision to secure all of the Notes, equally and ratably with any and all other Indebtedness secured thereby, so long as any of such other Indebtedness shall be so secured. The foregoing restriction does not apply to:

(a) Liens on any property (or the proceeds of any property) acquired, constructed or improved by the Company or any Subsidiary of the Company after the date of the Indenture which are created or assumed contemporaneously with or within one year after its acquisition, or completion of construction or improvement, or within one year thereafter pursuant to a firm commitment for financing arrangements entered into within that one-year period to secure or provide for the payment of the purchase price or cost thereof; provided that the aggregate principal amount of Indebtedness secured by such Liens will not exceed the lesser of (x) the cost of the property or assets so acquired, constructed or improved or (y) the fair market value of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company); or in addition to Liens contemplated by clauses (b) and (c) below, Liens existing on any property at the time of acquisition thereof;

(b) Liens existing on any property at the time of acquisition thereof from a Person merged or consolidated with or into the Company or a Subsidiary of the Company; provided that the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation;

(c) Liens on property of any Person existing at the time it becomes a Subsidiary;

(d) Liens to secure Indebtedness of a Subsidiary owed to the Company or Indebtedness of the Company or a Subsidiary owed to another Subsidiary;

(e) Liens consisting solely of encumbrances, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purpose;

(f) Liens in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(g) any Lien existing on the date of the Indenture; or

(h) Liens for the sole purpose of extending, renewing, replacing or refinancing Indebtedness secured by any Lien referred to in the foregoing clauses (a) to (h), inclusive; provided, however, that the principal amount of Indebtedness secured by that Lien shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, replacement or refinancing, and that such extension, renewal, replacement or refinancing shall be limited to the property that secured the Lien so extended, renewed, replaced or refinanced (plus improvements on such property).

The foregoing limitation on liens shall not apply to the issuance, assumption or guarantee by the Company or any Subsidiary of the Company of Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Indebtedness of the Company and its Subsidiaries secured by Liens (not including Liens permitted under the foregoing exceptions) that would otherwise be subject to the foregoing restrictions and the Value of Sale and Leaseback Transactions existing at that time (other than Sale and Leaseback Transactions that, if such Sale and Leaseback Transaction had been a Lien, would have been permitted under clause (a) above and other than Sale and Leaseback Transactions as to which application of amounts have been made in accordance with Section 2.02(b), does not at the time of determination exceed 15% of Consolidated Net Tangible Assets.

SECTION 2.02. Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless the net proceeds of the sale of the assets to be leased are at least equal to their fair market value in connection with the acquisition of, and construction of any improvements on, the property or asset to be leased and:

(a) the Company or the Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property or asset to be leased without equally and ratably securing the Notes, pursuant to Section 2.01(a) and Section 2.01(b) above; or

(b) the Company or the Subsidiary shall, within 180 days of the effective date of any such arrangement (or, in the case of clause (ii) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 180-day period) apply an amount equal to the proceeds from such Sale and Leaseback Transaction relating to such property or asset to:

(i) the payment or other retirement of Indebtedness incurred or assumed by the Company or any Subsidiary that ranks senior to or equal with the Notes (other than Indebtedness owned or held by the Company or any Subsidiary); or

(ii) the purchase of other property or assets.

Notwithstanding the foregoing, the Company and its Subsidiaries may enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, the Value of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions that, if such Sale and Leaseback Transaction had been a Lien, would have been permitted under Section 2.01(a) and other than Sale and Leaseback Transactions as to which application of amounts have been made in accordance with the foregoing clause (b)), together with all Indebtedness of the Company and its Subsidiaries secured by Liens (not including Liens permitted under the exceptions described in Section 2.01(a) to (h)) that would otherwise be subject to the restriction under Section 2.01, does not exceed 15% of Consolidated Net Tangible Assets.

ARTICLE 3

MISCELLANEOUS

SECTION 3.01. Confirmation of Indenture. The Indenture, as heretofore supplemented and amended and as further supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

SECTION 3.02. Concerning the Trustee. The Trustee assumes no duties, responsibilities or liabilities by reason of this First Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections and immunities which it possesses under the Indenture.

SECTION 3.03. Governing Law. This First Supplemental Indenture, the Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York.

SECTION 3.04. Separability. In case any provision in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this First Supplemental Indenture has been duly executed by the Company and the Trustee as of the day and year first written above.

FAMILY DOLLAR STORES, INC.

By:	/s/ Kenneth T. Smith
Name: Kenneth T. Smith
Title: Senior Vice President –
Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

Exhibit A

FORM OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO, HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THE SECURITIES AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE BASE INDENTURE, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Certificate No. 1	$300,000,000
CUSIP: 307000AA7
ISIN: US 307000AA72

FAMILY DOLLAR STORES, INC.

5.00% Senior Notes

due February 1, 2021

FAMILY DOLLAR STORES, INC., a Delaware corporation (the “Issuer”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or its registered assigns, the principal sum of THREE HUNDRED MILLION dollars ($300,000,000) (which aggregate principal amount may from time to time be increased or decreased to such other aggregate principal amounts by adjustments made on the Schedule of Increases or Decreases in Global Security attached hereto) on February 1, 2021 and to pay interest on said principal sum from January 28, 2011 or from the most recent interest payment date (each such date, an “Interest Payment Date”) to which interest has been paid or duly provided for semiannually on February 1 and August 1 of each year commencing August 1, 2011 at the rate of 5.00% per annum until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (hereafter defined), be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment which shall be January 15 or July 15 preceding such Interest Payment Date. Any such interest installment not punctually paid or duly provided for (as defined in the Indenture, the “Defaulted Interest”) shall forthwith cease to be payable to the registered holders on such regular record date, and may be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such Defaulted Interest, which shall not be more than 15 nor less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the registered holder of this Note is Cede & Co., the payment of the principal of (and premium, if any) and interest on this Note will be made at such place and to such account as may be designated by DTC.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, senior and unsecured and will rank in right of payment on parity with all other senior unsecured obligations of the Company.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: January 28, 2011

FAMILY DOLLAR STORES, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series of Notes described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Authorized Signatory

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby

sells, assigns and transfers to

(Insert Social Security number or other identifying number of assignee)

(Please print or typewrite name and address, including zip code of assignee)

the within Note of Family Dollar Stores, Inc. and hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Issuer with full power of substitution in the premises.

Dated:

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

FAMILY DOLLAR STORES, INC.

5.00% Senior Notes due February 1, 2021

The initial aggregate principal amount of this Global Security is $300,000,000. The following increases or decreases in this Global Security have been made:

No:

Date	Principal Amount of this Global Security	Notation Explaining Principal Amount Recorded	Signature of authorized officer of Trustee or Depositary

FAMILY DOLLAR STORES, INC.

5.00% Senior Notes due 2021

This Note is one of a duly authorized series of Securities (referred to in the Base Indenture (hereafter defined)), of the Company (herein sometimes referred to as the “Notes”), all such Securities issued or to be issued in one or more series under and pursuant to an indenture (the “Base Indenture”) dated as of January 28, 2011 between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented in the case of the Notes by the First Supplemental Indenture dated as of January 28, 2011 between the Company and the Trustee (the Base Indenture, as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes. This series of Notes is initially limited in aggregate principal amount as specified in said First Supplemental Indenture. This series of Notes and any Additional Notes of this series shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions. The terms and conditions of this series of Notes and any Additional Notes of this series (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of the Additional Notes and the first payment of interest following such issue date) shall be the same and shall bear the same CUSIP number.

The Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 30 basis points (the “Redemption Price”), plus, in either case, accrued and unpaid interest to, but not including, the Redemption Date. In case the Company shall desire to exercise such right to redeem all or, as the case may be, a portion of the Notes, the Company shall, or shall cause the Trustee to, give notice of such redemption to holders of the Notes to be redeemed by mailing, first class postage prepaid, a notice of such redemption not less than 30 days and not more than 60 days before the date fixed for redemption (the “Redemption Date”) to such holders at their last addresses as they shall appear upon the Security Register. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received the notice. In any case, failure to duly give such notice to the holder of any Note designated for redemption in whole or in part, or any defect in the notice, shall not affect the validity of the proceedings for the redemption of any Note.

Each such notice of redemption shall specify the date fixed for redemption and the Redemption Price at which the Notes are to be redeemed, and shall state that payment of the Redemption Price of such Notes to be redeemed will be made at the office or agency of the Company in the Borough of Manhattan, the City and State of New York, upon presentation and surrender of such Notes, that interest accrued to the date fixed for redemption will be paid as specified in said notice and, that from and after said date interest will cease to accrue; except that interest shall continue to accrue on any such Note or portion thereof with respect to which the Company defaults in the payment of such Redemption Price and accrued interest. If less than all the Notes are to be redeemed, the notice to the holders of the Notes to be redeemed in whole or in part shall specify the particular Notes to be redeemed. In case any Note is to be redeemed in part only, the notice that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and shall state that on and after the redemption date, upon surrender of such security, a new Note in principal amount equal to the unredeemed portion thereof will be issued.

If less than all the Notes are to be redeemed, the Company shall give the Trustee at least 45 days’ notice in advance of the date fixed for redemption as to the aggregate principal amount of Notes to be redeemed, and thereupon the Trustee shall select, by lot or in such other manner as it shall deem appropriate and fair in its discretion and that may provide for the selection of a portion or portions (provided that no Notes of a principal amount of one thousand U.S. dollars ($1,000) or less shall be redeemed in part) of the principal amount of such Notes of a denomination larger than $2,000, the Notes to be redeemed and shall thereafter promptly notify the Company in writing of the numbers of the Notes to be redeemed, in whole or in part.

The Company may, if and whenever it shall so elect, by delivery of instructions signed on its behalf by its President or any Vice President, instruct the Trustee or any paying agent to call all or any part of the Notes for redemption and to give notice of redemption in the manner set forth in this Note, such notice to be in the name of the Company or its own name as the Trustee or such paying agent may deem advisable. In any case in which notice of redemption is to be given by the Trustee or any such paying agent, the Company shall deliver or cause to be delivered to, or permit to remain with, the Trustee or such paying agent, as the case may be, such Security Register, transfer books or other records, or suitable copies or extracts therefrom, sufficient to enable the Trustee or such paying agent to give any notice by mail that may be required under the provisions stated herein.

Subject to Section 2.11 of the Base Indenture, the Company shall not be required (i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of the Notes selected for redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Notes so selected for redemption in whole or in part, except the unredeemed portion of any such Notes being redeemed in part.

If the giving of notice of redemption shall have been completed as above provided, the Notes or portions of the Notes to be redeemed specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable Redemption Price, and interest on such Notes shall cease to accrue on and after the date fixed for redemption, unless the Company shall default in the payment of such Redemption Price and accrued interest.

Prior to 11:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with a paying agent or the Trustee money sufficient to pay the Redemption Price of all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which on or prior thereto have been delivered by the Company to the Trustee for cancellation. If such money is then held by the Company in trust and is not required for such purpose it shall be discharged from such trust.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem those Notes by notifying the holders thereof to that effect as described above, the Company shall make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to two thousand U.S. dollars ($2,000) or integral multiples of $1,000 in excess thereof) of that holder’s Notes on the terms set forth below. In a Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event with respect to the Notes and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event with respect to the Notes occurs (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the

Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company shall, subject to applicable law, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered, and deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions herein, the Company will comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions herein by virtue of any such conflict.

The Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding, may execute supplemental indentures for the purpose of modifying in any manner the rights of the holders of the Notes; provided, however, that no such supplemental indenture shall, without the consent of the holders of each Note then Outstanding (i) extend the fixed maturity of the Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Notes, the holders of which are required to consent to any such supplemental indenture. The holders of a majority in aggregate principal amount of the Notes at the time Outstanding, Together with the holders of all Securities at the time Outstanding affected thereby (all such series including the Notes, voting together as a single class) may, on behalf of all holders of the Securities of such series, waive any past default in the performance of any of the covenants contained in the Base Indenture, or established pursuant to the Base Indenture with respect to such Securities, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Securities. Any such consent or waiver by the registered holder of this Note (unless revoked as provided in the Base Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and of any Note issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

The Company is subject to certain covenants contained in the Indenture with respect to, and for the benefit of the holders of, the Notes. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants contained in the Indenture or with respect to reports or other certificates filed under the Indenture; provided, however, that nothing herein shall relieve the Trustee of any obligations to monitor the Company’s timely delivery of all reports and certificates required under Section 5.03 of the Base Indenture and to fulfill its obligations under Article 7 of the Indenture. If an Event of Default as defined in the Indenture with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

In the case of an Event of Default other than described in clauses (a)(iv) and (a)(v) in Section 6.01 of the Base Indenture occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal and interest accrued thereon of all Notes immediately due and payable. In the case of an Event of Default described in clauses (a)(iv) and (a)(v) in Section 6.01 of the Base Indenture occurs, the principal and interest accrued thereon of the Notes shall be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the borough of Manhattan, the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any paying agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Note Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Notes are issuable only in registered form without coupons in authorized denominations. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes so issued are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the holder surrendering the same.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THE NOTES INCLUDING THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Notes as a convenience to the holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

A-13